Exhibit 10.4

FIRST AMENDMENT TO

NON-COMPETE AGREEMENT

THIS FIRST AMENDMENT TO NON-COMPETE AGREEMENT (“Amendment”) is made and entered into as of February 11, 2019, by and between EagleBank, a Maryland chartered commercial bank (the “Bank”), and Ronald D. Paul (“Executive”).

RECITALS:

The Bank and Executive have previously entered into a Non-Compete Agreement, dated as of August 1, 2014 (the “Agreement”), providing Executive certain rights, benefits and obligations in the event of termination of Executive’s employment pursuant to the Executive’s Amended and Restated Employment Agreement, dated as of January 31, 2014, as subsequently amended and restated by the Amended and Restated Employment Agreement dated as of January 31, 2017 (as subsequently amended the “Employment Agreement”), which inadvertently reduced Executive’s benefits under his prior employment agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.              Section 3.1 of the Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

3.1                               Non-Compete Fee Upon Involuntary Separation by the Bank without Cause.  In the event of Termination of Executive’s employment by the Bank without Cause, including without limitation, in the event of a Change in Control (both as defined in the Employment Agreement), or a resignation as provided in Section 6.2(b) or 6.2(c) of the Employment Agreement (collectively, “Separation”), and provided that Executive (a) signs and delivers to the Bank no later than twenty-one (21) days after the Termination Date (the “Submission Period”), (a) a General Release and Waiver in the form attached to this Agreement as Exhibit A (the “Release”) and (b) the Certification required monthly in the form of Exhibit B pursuant to Section 3.4 of this Agreement, the Bank shall, with respect to a period of one (1) year following the date on which the Release is executed and delivered to the Bank, continue to pay Executive, monthly in arrears (on or before the last day of the month for the prior month), Executive’s Salary at the rate being paid as of the Termination Date, together with an additional amount equal to one-twelfth of the sum of (i) the most recent annual cash bonus (incentive plan and discretionary), if any, and (ii) the value, as determined in accordance with the Employment Agreement, of all options to purchase Company common stock and awards of restricted stock or restricted stock units, or other equity based compensation awards, granted to Executive during the 12 months immediately preceding the Termination Date; for each month of the Restricted Period during which Executive remains in full compliance with the provisions of Articles 3 and 4 of this Agreement.  No payment shall be made (a) in the event Executive delivers timely the Waiver in the form of Exhibit C pursuant to Section 4.2 (b), (b) in respect of any bonus or other compensation paid other than in cash or (c) in the event of Termination with Cause (as defined in the Employment Agreement).  Nothing in this Agreement shall affect Executive’s eligibility for payments under Section 6(d) of the Employment Agreement in accordance with the terms and conditions set forth therein.

2.                                      Except as expressly amended hereby, the Agreement shall remain in full force and effect in accordance with the provisions thereof.  As used in the Agreement, the terms: this Agreement,” “herein,” “hereunder,” hereof” and words of similar import shall refer to the Agreement as amended by this Amendment.  All capitalized terms used in this Amendment and not defined herein, which are defined in the Agreement, have the meanings ascribed to them in the Agreement.

3.                                      The Agreement, as amended by this Amendment, along with the exhibits and other agreements referred to in the Agreement, constitutes the entire agreement among the parties and supersedes all other prior understandings, agreements or representations by or among the parties, written or oral, with respect to the subject matter of the Agreement.  No provision of this Amendment may be amended other than by an instrument in writing signed by the Bank and Executive. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

4.                                      This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

5.                                      This Amendment shall be governed by and construed in accordance with the internal laws of the State of Maryland, without regard to its choice of law provisions.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

EAGLEBANK

By:	/s/ Leland M. Weinstein
Name: Leland M. Weinstein
Title: Lead Director/Chairman of Compensation Committee

Ronald D. Paul

/s/ Ronald D. Paul